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                                                                      Exhibit 11

                              BancTEXAS Group Inc.

                 COMPUTATION OF EARNINGS PER SHARE - Unaudited


                                         Three Months            Nine Months
                                      ended September 30,      ended September 30,
                                    ----------------------   ----------------------
                                       1994          1993       1994        1993
                                     --------      --------   --------    --------
                                             (In thousands, except per share)
Net income (loss) applicable
  to common shareholders .....      $   (489)     $    304   $   (636)    $    941
                                    ========      ========   ========     ========

Weighted average common and
  common equivalent shares ...        36,324        23,379   $ 27,808     $ 23,285
                                    ========      ========   ========     ========

PER SHARE
  Net income (loss) applicable
    to common shareholders ...      $   (.01)     $    .01   $   (.02)    $    .04
                                    ========      ========   ========     ========